Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference to the use of our report dated June 29, 2016 with respect to the financial statements of Algae Dynamics Corp. included in this Registration Statement (Form S-8) of Algae Dynamics Corp. for the registration of 1,591,700 common shares of Algae Dynamics Corp.

McGovern, Hurley, Cunningham, LLP

Chartered Accountants

Licensed Public Accountants

December 16, 2016

Toronto, Canada